DOT VN, INC.
100% CONVERTIBLE PROMISSORY NOTE

$2,884,658.16	SAN DIEGO, CALIFORNIA	APRIL 20, 2009

DOT VN, INC., a Delaware corporation (the “Maker” or “Company”), hereby promises to pay to the order of LEE JOHNSON, (the “Holder”), an individual or his assigns the sum of Two Million Eight Hundred Eighty-Four Thousand, Six Hundred Fifty-Eight Dollars and Sixteen Cents  ($2,884,658.16), with interest at the rate of eight (8%) per annum accruing from the date of this 100% Convertible Note  (“Note”)  until paid in full.  All outstanding principal and accrued and unpaid interest shall become due October 16, 2009 (the “Due Date”).

All payments due and owing under this Note shall be subject to the terms and conditions set forth herein.

1.	Agreement.

The Note is issued in connection with certain Executive Employment Agreements between Company and Holder, which are hereby incorporated by reference, in satisfaction of (i) accrued salary and interest accrued from January 31, 2003 through June 30, 2007 and replaces that certain 100% Convertible Promissory Note dated August 14, 2008 and due March 31, 2009, which is deemed extinguished ($2,280,631.28) and (ii) accrued salary and interest accruing since July 1, 2007 through April 17, 2009 ($604,026.88).

2.	Register.

The Company shall keep at its principal office a register in which the Company shall provide for the registration of the Holder of the Note or for the registration of a transfer of the Note to a different Holder.

3.	Loss Theft, Destruction or Mutilation of the Note.

Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity bond in such reasonable amount as the Company may determine (or if such Note is held by the original Holder, of an unsecured indemnity agreement reasonably satisfactory to the Company) or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the Note so lost, stolen, destroyed or mutilated.

4.	Registered Holder.

The Company may deem and treat the person in whose name any Note is registered as the absolute owner and Holder of such Note for the purpose of receiving payment of the principal of and interest on such Note and for the purpose of any notices, waivers or consents thereunder, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.  Payments with respect to any Note shall be made only to the registered Holder thereof.

5.	Surrender of the Note.

The Company may, as a condition of payment of all or any of the principal of, and interest on, the Note, or its conversion, require Holder to present the Note for notation of such payment and, if the Note be paid in full or converted at the election of Holder as herein provided, require the surrender hereof.

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6.	Conversion.

At any time prior to or at the Due Date, at the option of the Holder, all principal and accrued interest due on this Note (the “Convertible Amount”) may be converted at $0.30 per share of common stock (the “Conversion Price”). The Conversion Price shall be adjusted downward in the event the Company issues common stock (or securities exercisable for or convertible into or exchangeable for common stock) at a price below the Conversion Price times Ninty percent (90%), to a price equal to such issue price times One hundred Ten percent (110%).  The preceding adjustments shall be effective immediately at the time of the issuance of any security (or of any reduction in effective price of any security) on or before the Due Date.  In addition, the Conversion Price shall be appropriately adjusted in the case of stock splits, stock dividends, recapitalizations and the like.  If, on or prior to the Due Date, Holder has not elected  to convert this Note, all outstanding principal and accrued and unpaid interest shall become due and payable.

7.	Mechanics of Conversion.

Upon the Company’s receipt of written notice of Holder’s election to convert the Note, the principal amount of this Note plus any accrued interest shall be deemed converted into such number of shares of the Company’s Common Stock as determined pursuant to Section 6, and no further payments shall thereafter accrue or be owing under the Note.  The entire balance due and owing under the Note must be converted to Common Stock; no partial conversions will be allowed.  Holder shall return this Note to the Company at the address set forth below, or such other place as the Company may require in writing.   Within ten (10) days after receipt of this Note, the Company shall cause to be issued in the name of and delivered to Holder at the address set forth above, or to such other address as to which Holder shall have notified the Company in writing, a certificate and a warrant evidencing the securities to which Holder is entitled.  No fractional securities will be issued upon conversion of the Note.  If on conversion of the Note a fraction of a security results, the Company shall round up the total number of securities to be issued to Holder to the nearest whole number.

8.	Notices.

Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered, one business day after deposit with a reputable overnight courier service for next business day delivery, or three days after being sent by certified or registered mail postage prepaid to the addresses set forth below, or such other address as to which one party may have notified the other in such manner.

If to Holder:	At the address shown on the Company’s records

If to the Company:	Dot VN, Inc.
9449 Balboa Ave., Suite 114
San Diego, CA 92123

9.	Default.

Upon an Event of Default (as defined in the Agreement) that is not cured within any applicable cure period set forth in the Agreement, and at the option of Holder, or Holder’s successors or assigns, Holder may (i) accelerate all amounts due and owing under this Note and demand payment immediately and/or (ii) declare the right to exercise any and all remedies available to Holder under applicable law.

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10.	Miscellaneous.

(a)           Interest hereunder shall be calculated based on eight percent (8%) per annum calculated using a 360-day year composed of twelve 30-day months, payable in full, unless otherwise converted to common stock in the Company, at maturity or conversion.

(b)           The Company agrees that all Conversion Shares at the time of issuance will be fully paid and non-assessable.  Maker shall pay upon demand any and all expenses, including reasonable attorney fees, incurred or paid by Holder of this Note without suit or action in attempting to collect funds due under this Note or in connection with the issuance of the Conversion Shares.  In the event an action is instituted to enforce or interpret any of the terms of this Note, the prevailing party shall be entitled to recover its costs, including reasonable attorney’s fees.

(c)           All parties to this Note hereby waive presentment, dishonor, notice of dishonor and protest.  All parties hereto consent to, and Holder is hereby expressly authorized to make, without notice, any and all renewals, extensions, modifications or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note, or of the performance of any covenants, conditions or agreements hereof or thereof or the taking or release of collateral securing this Note.  Any such action taken by Holder shall not discharge the liability of any party to this Note.

(d)           The Company may prepay the amount due and owing under this Note.

(e)           This Note shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

(f)           All payments due and owing under this Note shall be delivered to Holder at the address set forth below unless Holder provides the Company with written notice of a change of such instructions.

(g)           Capitalized terms used but not defined in this Note have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the parties execute this Note as of this 20th day of April, 2009.

“Company” and “Maker”	“Holder”
DOT VN, INC.

/s/ Thomas Johnson	/s/ Lee Johnson
By: Thomas Johnson	Lee Johnson
Its: Chief Executive Officer

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